Exhibit 99.1
For Immediate Release

ORCHARD PRESIDENT & CEO GREG SCHOLL ANNOUNCES RESIGNATION TO ACCEPT A NEW OPPORTUNITY TO BE ANNOUNCED IN THE COMING WEEKS

SCHOLL’S DEPARTURE COMES AS THE COMPANY IMPLEMENTS A RESTRUCTURING TO POSITION FOR ITS NEXT PERIOD OF GROWTH

New York, NY September 29, 2009: Today The Orchard (NASDAQ: ORCD) announced that President & Chief Executive Greg Scholl has resigned from the company, effective November 1st, having accepted a new position to be announced in the coming weeks.  Scholl will remain at the company through the end of October to assist in structuring an orderly transition before beginning his new position on November 2nd.  As of October 1, 2009, Director Danny Stein will become interim CEO, supported by an expanded role for current Orchard General Manager Brad Navin.  Board Chairman Michael Donahue will lead a search committee to evaluate candidates and identify a new leader for the company. Scholl’s resignation comes as the company announced a restructuring resulting in the reduction of 20% of its global headcount, among other cost savings, taking advantage of technology efficiencies and aligning costs with a slower-than-expected digital music market growth rate.

“Reducing staff is always a difficult decision, but in this case, the responsible one, and it better positions The Orchard for future growth and profitability,” said Greg Scholl, President and Chief Executive of The Orchard.

“While we are disappointed to lose Greg, The Orchard has one of the best and most experienced teams in the industry and we will continue to offer existing and new clients the high level of service and innovation they have come to expect,” said Danny Stein, an Orchard Director and in-coming Interim CEO. “Over the past two years, The Orchard has completed two major acquisitions and invested in technology efficiencies to make our global team more productive.  As a result, and also considering the digital music market grew less quickly than we expected it to grow during 2009, we have eliminated positions and implemented other cost saving measures,” continued Stein.

About The Orchard(R)

Headquartered in New York and London with operations in 25 markets around the world, The Orchard (NASDAQ: ORCD) is a full service media company specializing in music and video entertainment.   Founded in 1997, the company is a global leader in digital marketing and distribution, driving sales across more than 730 digital storefronts and mobile carriers in 69 countries. Fostering creativity and independence, The Orchard enables labels, artists and rights holders to grow and monetize audiences globally. For further information please visit www.theorchard.com.

Forward Looking Statements

This release may contain certain forward-looking statements regarding The Orchard's expectations regarding future events and operating performance within the meaning of Federal Securities laws.  These forward looking statements involve a number of risks and uncertainties, certain of which are outside The Orchard’s control, including the ability of The Orchard to distribute certain products, videos and films and provide certain marketing and other services. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in The Orchard's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and The Orchard undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law.

CONTACT:

For The Orchard:
Ed James
Cornerstone
ed@cornerstonepromotion.com
212.652.9295

Source: The Orchard